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                   October 20, 2021

       Xin (Adam) He
       Chief Executive Officer
       Professional Diversity Network, Inc.
       55 E. Monroe Street, Suite 2120
       Chicago, Illinois 60603

                                                        Re: Professional
Diversity Network, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed October 18,
2021
                                                            File No. 333-260316

       Dear Mr. He:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Anna Abramson, Staff Attorney, at (202) 551-4969 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                   Sincerely,


                   Division of Corporation Finance

                   Office of Technology
       cc:                                              Charles Wu